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                                  Exhibit 23.1



              Consent of Independent Certified Public Accountants
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The Board of Directors and Shareholders of
 TranSwitch Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of TranSwitch Corporation of our reports dated March 30, 2000 relating to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and on the related financial statement schedule, which reports appear in the December 31, 1999 Annual Report on Form 10-K of TranSwitch Corporation.



                                                       KPMG LLP



Stamford, Connecticut
August 17, 2000